Exhibit 10.45

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

COURTESY TRANSLATION This document is a courtesy English translation prepared by artificial intelligence for information purposes only. In the event of any discrepancy or inconsistency between this translation and the original Italian-language version of the Agreement, the Italian-language version shall prevail in all respects.

INVESTMENT AGREEMENT

between

Carlo Ulacco, born in Rome (RM) on [***], tax code [***], resident at [***], [***] (“CU”);

and

Ambrogio D’Arrezzo, born in Crecchio (CH) on [***], tax code [***], resident at [***], [***] (“ADA”);

and

Andrea Lodi, born in Carpi (MO) on [***], tax code [***], resident in [***], [***] (“AL” and, together with CU and ADA, the “Existing Shareholders");

- on the one hand -

Nuburu Inc., a company incorporated under the laws of Delaware (USA), with its registered office at 44 Cook Street, Suite 100, Denver, CO 80206, USA, registered in the Delaware Register of Corporations under no. 7992754, whose shares are listed on the New York Stock Exchange, represented by Alessandro Zamboni (“Nuburu”) (which executes this Agreement solely with respect to the provisions falling within its respective competence);

- on the other hand -

and

Nuburu Defense LLC, a company incorporated under the laws of Delaware (USA), with its registered office at 44 Cook Street, Suite 100, Denver, CO 80206, USA, represented by Alessandro Zamboni (“Nuburu Defense” and, together with Nuburu, the “Investors”);

- on the other hand –

and

Tekne S.p.A., with its registered office at Via Contrada San Matteo, No. 42, Poggiofiorito (CH), registered with the Chieti Pescara Companies Register, tax code and VAT number 01992140697, represented by Ambrogio D’Arrezzo (“Tekne” or the “Company”);

- on the other hand –

(the Existing Shareholders, the Investors and Tekne are, collectively, the “Parties” and, individually, also a “Party”).

PREAMBLE

A.
Tekne is a company operating in the sector of (i) the design, manufacture, fitting out, conversion, marketing and servicing of industrial, special-purpose, military, passenger transport, bus and general-purpose vehicles; (ii) the design, manufacture and marketing of electrical, electronic and IT systems, equipment and installations; and (iii) the purchase, sale, hire and customisation of vehicles in general.
B.
Nuburu, whose shares are traded on the New York Stock Exchange, and its parent group (of which Nuburu Defense is a part) are active in the development and production of blue laser technology for industrial applications and are currently expanding into other sectors, including security, critical infrastructure resilience and advanced technological innovation, including through internal innovation and strategic acquisitions.
C.
During 2024, as the Company found itself in a situation of temporary financial strain, ADA, as the Company’s main shareholder, entered into discussions with Nuburu with a view to assessing a potential investment by the latter in the Company and the launch and development of an industrial project with it. Following discussions between the Parties, in January 2026, they entered into a network agreement concerning strategic and industrial cooperation between the Parties (the “Network Agreement”) and a share transfer and shareholder loan agreement (the “Share Transfer and Shareholder Loan Agreement”) concerning, in particular, (i) the purchase by Nuburu of 32,231 (thirty-two thousand two hundred and thirty-one) shares representing 2.9% (two point nine per cent) of the Company’s share capital held by ADA (the “Transfer”) and (ii) the provision of a shareholder loan to the Company amounting to Euro 13,000,000.00 (thirteen million/00), convertible into share capital subject to obtaining authorisation pursuant to the Golden Power Regulations (as defined below) (the “Shareholder Loan”).
D.
Pursuant to the Share Transfer and Shareholder Loan Agreement, on 20 January 2026, the Shareholder Loan was disbursed by Nuburu to Tekne and the Transfer was completed from ADA to Nuburu Defense – the entity designated by Nuburu as the purchaser of the shareholding subject to the Transfer by way of a deed of exchange of shareholdings drawn up by Notary Giuseppe Cardella, Rep. No. 19368, Reg. No. 14092; as a result of this deed, 32,231 shares in Tekne were exchanged, pursuant to Article 1552 of the Civil Code, for a Convertible Note issued by Nuburu in favour of ADA, which grants the holder the right to convert it into financial instruments of Nuburu on the terms and conditions set out in the Convertible Note itself.
E.
As a result of the Transfer, as at today’s date, Tekne’s share capital, amounting to Euro 1,111,414.00, represented by 1,111,414 ordinary shares with a nominal value of Euro 1.00 (one/00) (the “Shares”), is held as follows (the “Tekne Shareholdings”):
(i)
ADA holds 925,808 (nine hundred and twenty-five thousand eight hundred and eight) Shares, representing approximately 83.30% (eighty-three point three per cent) of the Company’s share capital;
(ii)
CU holds 120,033 (one hundred and twenty thousand and thirty-three) Shares, representing approximately 10.80% (ten point eight per cent) of the Company’s share capital;
(iii)
AL holds 33,342 (thirty-three thousand three hundred and forty-two) Shares, representing approximately 3.00% (three per cent) of the Company’s share capital;
(iv)
Nuburu Defense holds 32,231 (thirty-two thousand two hundred and thirty-one) Shares,

representing approximately 2.90% (two point nine per cent) of the Company’s share capital.
F.
As at today’s date, the Company’s Board of Directors comprises ADA, as Chairman of the Board of Directors, CU, Antonella D’Arrezzo and Anthony Sinnot Dwayne.
G.
The Company, as at today’s date, holds:
(i)
an unencumbered shareholding representing 100% (one hundred per cent) of the share capital of Turismo Italia S.r.l., VAT number 02679790697 (“Turismo Italia”);
(ii)
an unencumbered equity interest representing 100% (one hundred per cent) of the share capital of Tekne USA Inc. (“Tekne USA”);
(iii)
an unencumbered shareholding representing 99.56% (ninety-nine point fifty-six per cent) of the share capital of Tekne Industrial S.r.l., VAT number 02390970354 (“Tekne Industrial”);
(iv)
an unencumbered shareholding representing 0.18% (zero point eighteen per cent) of the share capital of Consorzio Esperienza Energia Società Consortile a r.l., VAT number 02034521209 (“Consorzio Esperienza”, together with Turismo Italia, Tekne USA and Tekne Industrial, the “Tekne Group Companies”).
H.
On 20 March 2026, the Parties signed a letter of intent in which the Existing Shareholders represented to the Investors the need to provide the Company with additional financial resources in order to support the Company’s production, as well as its agreements with credit institutions and suppliers, in the context of a possible certified restructuring plan pursuant to Article 56 of Legislative Decree 14/2019 (“CCI” or “Code on Corporate Crisis and Insolvency”), currently under consideration by the Company (the “Certified Restructuring Plan”), and the Investors expressed their willingness to do so, also in view of their interest in increasing Nuburu Defense’s stake in the Company to 70% (seventy per cent) of the share capital. In the letter of intent, the Parties therefore agreed the terms and conditions of a transaction (the “Transaction”) concerning, inter alia:
(i)
a further investment in the Company aimed at providing it with additional financial resources, both in the form of shareholder loans and equity, and, more specifically, through:
(a)
the disbursement, on 20 March 2026, of a further amount of Euro 3,692,000.00 (three million six hundred and ninety-two thousand/00) to supplement the Shareholder Loan (the “Incremental Shareholder Loan”) on the same terms and conditions as the Share Transfer and Shareholder Loan Agreement;
(b)
the subscription and payment of a capital increase, including through the conversion of loans already disbursed by Nuburu Defense; and
(c)
the purchase by Nuburu Defense of an additional stake in Tekne from all the Existing Shareholders,

(collectively, items (a), (b) and (c) above, the “Investment”);

(ii)
the development of further business lines within the scope of the Network Agreement;
(iii)
the completion of a plan to restructure the Company’s financial exposure through the signing of agreements in support of the Certified Restructuring Plan with the relevant creditors and the completion of all activities and transactions related thereto.

I.
On 24 April 2026, the Company was notified of an expression of interest in the acquisition of the Company on behalf of a third-party international investor, acknowledging that this expression of interest had also been submitted to the Ministry of Enterprise and Made in Italy (MIMIT) (the “Expression of Interest”).
J.
According to the Company’s account, a meeting was held at the MIMIT on 8 May 2026, attended by the international investor, to present the acquisition transaction referred to in the aforementioned Expression of Interest and to assess the acceptability and/or feasibility of a State Intervention (as defined below) in the Company, through government bodies or companies (private or state-owned) designated by the State.
K.
Subject to the terms and conditions set out in this Agreement, the Parties intend to govern the terms and conditions of the Investment, as well as any further agreements relating to the Certified Restructuring Plan, acknowledging that the execution of this Agreement aims to provide stability to the Company and enable the latter to implement the Certified Restructuring Plan, consistent with the timing and cash flow requirements that the emergence from the crisis, the restructuring of the Company and/or the assessment of a possible State Intervention may entail.

NOW, THEREFORE, the Parties hereby agree and stipulate as follows.

2.
PREAMBLE – ANNEXES – DEFINITIONS
2.1
The Preamble and the Annexes form an integral and essential part of this Agreement.
2.2
The following constitute Annexes to this Agreement:

Annex 1.3(k)	Non-Core Assets
Annex 7.2	Organisation Chart
Annex 8.2	Guidelines
2.3
In addition to the definitions contained in the other clauses of this Agreement and its Annexes, the following terms and expressions, listed in alphabetical order with an initial capital letter, shall have the meanings set out below for each of them:
(a)
“Agreement” means this Agreement, including the Preamble and Annexes.
(b)
“Article” means any article of this Agreement.
(c)
”Business Day” means any calendar day other than a Saturday, a Sunday or any other day on which banks are authorised or required, by law or by order of the competent authorities, to remain closed to the public in Milan.
(d)
“Capital Increase” has the meaning set out in Paragraph 4.3 (i).
(e)
“Civil Code” means Royal Decree No. 262 of 16 March 1942, as amended and supplemented.
(f)
“Competent Authority” means any judicial, governmental, executive, tax or administrative authority, whether Italian or foreign.
(g)
“Control” means direct and/or indirect control, within the meaning and for the purposes of

Article 2359, paragraph 1, no. 1 and paragraph 2, of the Civil Code. For the sake of clarity, it is specified that the terms "controlled by", "parent company" and similar terms have meanings consistent with that of Control.
(h)
“Disposal of Non-Core Assets” means the disposal of the assets listed in Annex 1.3 (k) deemed non-core to the Company's business.
(i)
”Encumbrances” means any pledge, mortgage, attachment, usufruct or other real right of security or enjoyment, option, right of pre-emption, veto, or other contractual right of shareholders or third parties, or any attachment, registration, right of redemption in favour of third parties pursuant to Article 1500 of the Civil Code, restriction, burden, charge or restriction, or legal action, which, if existing, could prejudice or hinder the full availability and/or transferability of the assets specified from time to time.
(j)
“Execution” means the completion of the Investment, through the implementation of the Capital Increase and the Sale, and the performance of all acts and transactions in accordance with the following Paragraphs 10.2 and 10.3.
(k)
“Execution Date” means the date on which the Execution shall take place in accordance with the provisions of Paragraphs 10.2 and 10.3 below.
(l)
“Golden Power Notification” has the meaning set out in Paragraph 8.1.1 (a)(i).
(m)
“Golden Power Regulations” means Decree-Law No. 21 of 15 March 2012, converted with amendments into Law No. 56 of 11 May 2012, as subsequently amended, and its implementing decrees.
(n)
“GP Authorisation” means (i) the issue by the Competent Authority, pursuant to the Golden Power Regulations, of authorisation to complete the Transaction without imposing any conditions and/or recommendations other than the undertakings to be given by the notifying companies in the context of the proceedings for obtaining such GP Authorisation; or (ii) any measure by which the Competent Authority, pursuant to the Golden Power Regulations, declares that the Transaction does not fall within the scope of application of the Golden Power Regulations; or (iii) the expiry of the applicable statutory time limit (including any extension of such time limit) without any measure having been taken by the Competent Authority pursuant to the Golden Power Regulations (so-called tacit consent).
(o)
“Interim Period” means the period from the Signing Date to the Execution Date (both inclusive).
(p)
“Laws” means all primary and secondary legislation, customs, decrees, regulations and directives, whether national, foreign, international, European or non-European, as well as all decisions, judgments, orders and measures issued by any Competent Authority in application thereof.
(q)
“Long Stop Date” means 30 September 2026, which may not be amended except with the written agreement of the Parties.
(r)
“Notary” means the Notary chosen by Nuburu Defense to assist the Parties in the formalities constituting the Execution.

(s)
“Paragraph” means any paragraph or sub-paragraph of this Agreement.
(t)
“Person” means any person, whether natural or legal, or entity, even if not having legal personality, including any company, consortium, joint venture (including contractual), sole proprietorship, association, fund, separate estate, special purpose trust, public body, government agency or institution, and any other organisation or entity, whether public or private (local, national or supranational).
(u)
“Related Party” means any related party of a given entity, as defined under IAS 24.
(v)
“Sale” has the meaning set out in Paragraph 4.3(ii).
(w)
“Signing Date” means the date of signing of this Agreement.
(x)
“State Intervention” means an investment in Tekne by government bodies or by companies (private or state-owned) designated by the State.
(y)
“Taxes and Duties” means all liabilities, obligations and/or tax-related compliance requirements in general (applicable both in Italy and abroad); in particular, but without prejudice to the generality of the foregoing, Taxes and Duties include all tax liabilities, obligations and/or administrative requirements arising from, or in any way related to, income of any nature, concessions, authorisations, licences, imports, exports and duties, as well as to purchases, disposals, transfers, dispositions or uses of assets (movable and immovable), whether on a permanent or merely temporary basis, which are or may in any way become due, including on a joint and several or merely subsidiary basis, or as a result of obligations to apply withholding taxes or other deductions at source. Without prejudice to the generality of the foregoing, Taxes and Duties also include all taxes on income, on production or productive activity, VAT, stamp duty or registration tax, stamp duties or any other tax, levy or withholding of a fiscal or administrative nature, as well as any and all fines, penalties, sums or interest (whether for late payment or otherwise) related thereto.
2.4
In this Agreement, unless the context clearly indicates otherwise:
(a)
the definition of any noun shall also be understood to refer to its inflections, and the definition of any verb shall also be understood to refer to its conjugations;
(b)
the phrases “ensure that”, “cause” and their respective forms are to be used in accordance with and for the purposes of Article 1381 of the Civil Code;
(c)
the headings of the Articles and Annexes are included for convenience only, for the sole purpose of facilitating reading, and shall have no effect on the provisions and interpretation of this Agreement;
(d)
the expressions “including”, “includes” or similar are to be understood as introducing a mere example, as if they were always followed by “without limitation”;
(e)
the definitions set out in Paragraph 1.3 (and the other definitions contained in other parts of this Agreement) apply to both the singular and plural forms of the respective terms, where the context so requires;
(f)
provisions in favour of third parties shall be deemed to have been made pursuant to Article

1411 of the Civil Code;
(g)
if a deadline set out in this Agreement falls on a day other than a Business Day, that deadline shall be automatically extended to the first Business Day immediately following;
(h)
unless otherwise expressly provided, where the calculation of time limits is required, the day corresponding to the reference date to be counted shall be excluded and time limits calculated in monthly terms shall be determined in accordance with Article 2963, paragraphs 4 and 5, of the Civil Code;
(i)
unless otherwise expressly provided, any time limit established by this Agreement shall be understood as a non-mandatory time limit and not a peremptory one and, therefore, shall not be subject to forfeiture.
3.
Subject Matter of the Agreement
2.1.
By signing this Agreement, the Parties intend to regulate:
(i)
in Section I, the terms and conditions of the Investment;
(ii)
in Section II, the further agreements between the Parties, including the obligations relating to the Certified Restructuring Plan;
(iii)
in Section III, the representations and warranties given by the Parties in connection with the Investment;
(iv)
in Section IV, the general provisions applicable to this Agreement.
4.
Payments by Nuburu on behalf of Nuburu Defense – Right of Designation
3.1
Without prejudice to the express provisions of this Agreement, the Parties acknowledge and agree that Nuburu shall have the right, at its sole discretion, to discharge in favour of and on behalf of Nuburu Defense any payment obligation that Nuburu Defense is required to fulfil, in any form (including, by way of example only, payment in kind and/or by way of set-off), pursuant to this Agreement (the “Payment Obligations”). Payment Obligations performed by Nuburu on behalf of Nuburu Defense pursuant to this Agreement shall be deemed to have been performed by Nuburu Defense, by way of a delegation of payment or other similar methods or mechanisms provided for by applicable law, with full discharging effect for Nuburu Defense and with respect to the obligations assumed towards the Existing Shareholders and/or the Company (as the case may be), without the need for any further act or formality.
3.2
It is understood that the discharging effect referred to in Paragraph 3.1 above is limited solely to the claims of the Existing Shareholders and/or the Company (as the case may be) and, therefore, does not in any way prejudice the rights of recourse and/or indemnity and/or other obligations to which Nuburu is entitled under applicable law in respect of what the latter has performed on behalf of Nuburu Defense pursuant to this Agreement.
3.3
The Parties acknowledge and agree that, pursuant to and for the purposes of the express provisions of this Article 3, Nuburu Defense (i) shall become the sole owner of the Company’s shares acquired and subscribed for as a result of, respectively, the Sale and the Capital Increase; and (ii) shall be released from any payment obligation towards each and every one of the Existing Shareholders and/or the

Company (as the case may be) that has already been fulfilled by Nuburu.
3.4
The Parties agree that, also with a view to promoting the future development of the Company, the Investment may be completed by the Nuburu group through a newly incorporated company under Italian law, controlled – directly and/or indirectly – by Nuburu (the “Designated Vehicle”).
3.5
In view of the foregoing, Nuburu may, by the Execution Date (notwithstanding Articles 1401 et seq. of the Civil Code), designate the Designated Vehicle as the subscriber to the Capital Increase and/or purchaser of the Shares for Sale, thereby making it a Party to this Agreement, by means of a written notice (which shall, inter alia, specify the contact details of the Designated Vehicle for the purposes referred to in Paragraph 15.10.1 below) sent to the Existing Shareholders and countersigned by the Designated Vehicle itself as a sign of acceptance of this Agreement and assumption of all the rights and obligations hereunder incumbent upon Nuburu Defense (the “Right of Designation“). For the sake of clarity, it is understood that, in the event of the exercise of the Right of Designation, the provisions of Paragraphs 3.1, 3.2 and 3.3 shall apply mutatis mutandis with regard to the Payment Obligations of the Designated Vehicle.

Section I – Investment

5.
Investment
4.1
The Parties acknowledge that, as a result of the disbursement of the Incremental Shareholder Loan on 20 March 2026, the total Shareholder Loan disbursed by Nuburu Defense and outstanding as at the Signing Date amounts to a total of Euro 16,692,000.00 (sixteen million six hundred and ninety-two thousand/00) governed by the Share Transfer and Shareholder Loan Agreement (hereinafter, any reference to the Shareholder Loan in this Agreement shall be deemed to refer to the original amount of the Shareholder Loan as increased by the amount disbursed as the Incremental Shareholder Loan), by the amount referred to in Paragraph 4.2(i) and by the Further Amounts (if applicable).
4.2
The Parties acknowledge the need to provide the Company with additional financial resources by the Execution Date in order to support both the Company’s production and the agreements with banks and suppliers under the Certified Restructuring Plan. To this end, they agree that Nuburu Defense shall make available to Tekne:
(i)
an amount of Euro 1,000,000.00 (one million/00) within 2 (two) Business Days following the Signing Date; and
(ii)
subject to the sharing of a financial plan, further amounts to be agreed from time to time up to a maximum of €12,000,000.00 (twelve million/00) (the “Further Amounts”),

through further disbursements of Shareholder Loan amounts to be made by Nuburu Defense to the Company.

4.3
Without prejudice to the provisions of Paragraphs 4.1 and 4.2 above, the Parties agree that the Investment by Nuburu Defense in the Company, on the terms and conditions set out in this Agreement, shall be carried out through the following transactions and in the following chronological order:
(iii)
subject to the fulfilment of the Condition Precedent (as defined below), the execution of an increase in the Company’s share capital of Euro 29,692,000.00, reserved for, or offered for subscription by, Nuburu Defense and to be paid up by Nuburu Defense through:

(a)
the conversion of the amount of the Shareholder Loan into share capital, and therefore for a total of Euro 17,692,000.00 (seventeen million six hundred and ninety-two thousand/00) or a higher amount in the event that Nuburu Defense provides Further Amounts;
(b)
a cash payment of Euro 12,000,000.00 (twelve million/00) or the lesser amount in the event of the disbursement of Further Amounts;

(the “Capital Increase”); and

(iv)
subject to the subscription and payment of the Capital Increase, the purchase by Nuburu Defense of Shares in the Company held by the Existing Shareholders (on a pro rata basis amongst them), representing 10% of the Company’s share capital following the Capital Increase, for a total consideration of Euro 5,200,000.00 (five million two hundred thousand/00) in addition to the Earn-Out (as defined in Paragraph 6.4) (the “Sale”).
4.4
The Parties acknowledge and agree that, for the purposes of the Investment, a pre-money valuation of the Company of Euro 52,000,000.00, fixed and unchangeable, (the “Company Valuation”) has been shared and agreed between the Parties, on the basis of which the Investment shall be carried out, without prejudice in any event to the provisions of Paragraph 8.6.1 below.
4.5
Upon completion of the Execution, Nuburu Defense shall hold a stake representing 70% (seventy per cent) (fully diluted) of the Company’s share capital following the Capital Increase (including the 2.9% (two point nine per cent) stake in the Company already held by Nuburu Defense as at the Signing Date), and the remaining Shares representing the remaining 30% (thirty per cent) (fully diluted) of the Company’s share capital following the Capital Increase shall continue to be held by the Existing Shareholders, without prejudice, however, to the effects of any Recapitalisation carried out not in proportion to the Tekne Shareholdings.
6.
Capital Increase
5.1
Agreements between the Parties in relation to the Capital Increase
5.1.1
The Parties acknowledge and agree that, subject to the fulfilment of the Condition Precedent, the Investment, without prejudice to the provisions of Article 6 below, shall be effected by means of a resolution by the Company and the subscription and full payment by Nuburu Defense, in the manner set out in Paragraph 5.1.2 below, of the Capital Increase for a total of Euro 29,692,000.00 (twenty-nine million six hundred and ninety-two thousand/00) (the “Subscription Price”) (of which approximately Euro 1,480,000.00 (one million four hundred and eighty thousand/00) is to be allocated to share capital and the residual portion to share premium) and to be carried out through the issue of new ordinary shares of Tekne with a nominal value of Euro 1.00 (one) representing 57.1% (fifty-seven point one per cent) of the Company’s share capital, free from Encumbrances (the “New Shares”) (on a fully diluted basis and, for sake of clarity, excluding the Shares already held by Nuburu Defense), reserved for or to be offered for subscription to Nuburu Defense.
5.1.2
Subject to the fulfilment of the Condition Precedent, on the Execution Date, Nuburu Defense shall subscribe in full to the Capital Increase and pay the Subscription Price as follows:
(i)
in the amount of Euro 17,692,000.00 (seventeen million six hundred and ninety-two thousand/00) or a higher amount should Nuburu Defense provide Further Amounts, through the conversion of the Shareholder Loan referred to in the preceding Paragraph 4.1, it being understood that the Company shall carry out – and the Existing Shareholders undertake to ensure that the Company carries out – all formalities (including corporate and accounting formalities) necessary and/or appropriate for the completion of the conversion referred to in this Paragraph 5.1.2(i);
(ii)
in the amount of Euro 12,000,000.00 (twelve million/00) or the lesser amount in the event of the disbursement of Further Amounts, in cash, by way of an irrevocable bank transfer of immediately available funds, with a value date corresponding to the Execution Date, to the bank account held in the Company’s name, the details of which shall be communicated by the Company to Nuburu Defense with adequate advance notice.
5.1.3
The Parties acknowledge and agree that, even taking into account the Company Valuation following the subscription and payment of the Capital Increase, Nuburu Defense will hold an overall stake of 60% (sixty per cent) of the Company’s share capital (fully diluted) (including the 2.9% (two point nine per cent) stake in the Company already held by Nuburu Defense as at the Signing Date), subject to the effects of any Recapitalisation carried out not in proportion to the Tekne Shareholdings.
5.1.4
Each Party shall promptly inform the other Parties of the progress of any preliminary undertaking relating to or otherwise connected with the Capital Increase, and all Parties shall cooperate in good faith, each within their respective spheres of competence, to ensure that the subscription and payment of the Capital Increase is completed promptly in accordance with the terms and conditions of this Agreement and any applicable law.
5.1.5
The New Shares issued in connection with the Capital Increase shall carry “full dividend rights” and, therefore, Nuburu Defense shall be entitled to dividends and/or the distribution of reserves of any kind and nature and any other rights attaching to the Company’s shares in issue at the time of issue.
7.
Sale
7.1
Subject Matter
6.1.1
6.1.1
Subject to the full subscription and payment of the Capital Increase and the fulfilment of all obligations associated therewith, on the Execution Date, the Existing Shareholders shall, on a pro rata basis amongst themselves, transfer to Nuburu Defense, which shall acquire, a number of shares in the Company held by the Existing Shareholders (collectively, the “Shares for Sale”) and representing a total holding of 10% (ten per cent) of the Company’s share capital following the Capital Increase, in return for payment, pro rata amongst the Existing Shareholders, of the Purchase Price (as defined below) by Nuburu Defense.
6.1.2
Upon signing this Agreement, each Existing Shareholder, in accordance with the relevant provisions of Tekne’s Articles of Association, irrevocably and unconditionally consents to the Sale and waives any right of pre-emption or other restriction or right in respect of the Shares for Sale to which they are entitled. Each Existing Shareholder further undertakes to sign any further document or deed that Nuburu Defense may require in order to further formalise their consent, in accordance with the relevant provisions of Tekne’s Articles of Association, to the Sale and to the waiver of any right of first refusal over the Shares for Sale granted to them.
7.2
Transfer of Title and Enjoyment

7.2.1
The transfer of full ownership of the Shares for Sale, with full enjoyment, shall take place on the Execution Date, concurrently with payment by Nuburu Defense to the Existing Shareholders of the Purchase Price, following the completion of the acts and formalities constituting the completion of the Sale, to which each Party is bound in accordance with the provisions of the following Paragraph 10.2.
7.3
Indivisibility and Unity
7.3.1
By express agreement of the Parties, the obligations to sell and purchase set out in this Agreement are undertaken by the Existing Shareholders and Nuburu Defense as an indivisible whole in respect of all the Shares for Sale. For the sake of clarity, it is understood that, subject to the terms and conditions set out in this Agreement, Nuburu Defense shall purchase and the Existing Shareholders shall sell all the Shares for Sale taken as a whole, free from Encumbrances, and under no circumstances may the Sale of part of – and not all of – the Shares for Sale be carried out. The Existing Shareholders' obligation to sell – and Nuburu Defense’s obligation to purchase – full and exclusive ownership of all the Shares for Sale on the terms and conditions set out in this Agreement are deemed by the Parties to be indivisible pursuant to and for the purposes of Articles 1316 and 1317 of the Civil Code.
7.4
Purchase Price and Payment Terms
7.4.1
The agreed consideration for the Sale of the Shares for Sale totals Euro 5,200,000.00 (five million two hundred thousand/00), in addition to the Earn-Out provision as set out in Paragraph 6.4.3 below (the “Purchase Price”).
7.4.2
On the Execution Date, Nuburu Defense shall, as the case may be, pay to each of the Existing Shareholders, pro rata amongst them, the Purchase Price by means of an irrevocable bank transfer of immediately available funds, with a value date corresponding to the Execution Date, to the bank account held in the name of the Existing Shareholders, the details of which shall be communicated by the latter to Nuburu Defense with adequate advance notice.
7.4.3
The Parties acknowledge and agree that, as a further component of the Purchase Price, Nuburu Defense shall be required to pay the Existing Shareholders (in proportion to their respective shareholdings in the Company) an amount equal to 5% (five per cent) of the annual revenues (US GAAP) generated by the Company as shown in the Company’s separate financial statements prepared by Nuburu Defense in accordance with US GAAP accounting standards from the financial year 2027 up to and including the financial year 2036, up to a maximum total amount of Euro 29,692,000 (twenty-nine million six hundred and ninety-two thousand/00) (the “Earn-Out”), subject, however, to the following:
(a)
the Earn-Out shall be payable (on a pro-rata basis) to each Existing Shareholder (or their respective spouse or first-degree relative) provided that they have retained their shareholding in the Company following the Execution;
(b)
the Earn-Out will be paid annually (by 30 June of the following year, following the approval of Nuburu’s annual financial statements) in cash or in Nuburu shares, at the latter’s discretion (in the latter case, the Nuburu shares will be valued at the WVAP - Volume Weighted Average Price - of the last 20 trading days prior to the publication of Nuburu’s ‘10-K’ report) following the submission by Nuburu of a statement indicating the revenues and, consequently, the amount of the Earn-Out; and
(c)
should Nuburu Defense transfer, in any capacity, a controlling stake in the Company

(including as a result of a merger, demerger or transfer of business units), in circumstances (for the sake of clarity) other than any State Intervention or from definitive agreements with the third-party investor referred to in the Expression of Interest, Nuburu Defense shall be required, alternatively and at its discretion, to pay the outstanding balance in respect of the total amount of Euro 29,692,000 (twenty-nine million six hundred and ninety-two thousand/00) or to ensure that the transferee or new holder of the controlling interest in the Company expressly assumes this payment obligation (thereby releasing Nuburu Defense).
8.
Interim Management
7.1
Throughout the Interim Period, the Company undertakes to carry out its business – and the Existing Shareholders undertake to ensure that the Company is managed – within the limits of ordinary business operations, unless (a) prior written consent has been obtained from Nuburu Defense in accordance with the following Paragraph 7.4; (b) otherwise expressly provided for in this Agreement, including the provisions of the following Paragraph 7.5.
7.2
Therefore, for the purposes of the provisions of the preceding Paragraph 7.1, during the Interim Period the Company undertakes not to carry out (and the Existing Shareholders undertake to ensure that the Company does not carry out) the following activities without the prior written consent of Nuburu Defense:
(a)
approve amendments to its articles of association, nor carry out any transactions relating to the share capital (except as carried out in accordance with this Agreement), transformation, merger or demerger, nor establish joint ventures (including commercial ones, and except as carried out in accordance with this Agreement);
(b)
acquire or transfer ownership of, or real or personal rights of enjoyment (including the right of use arising from lease agreements) over, companies, business units or shareholdings in other entities;
(c)
enter into transactions with Related Parties;
(d)
enter into financial commitments or grant interest-bearing or non-interest-bearing loans or guarantees (whether personal or real) to third parties, or remit debts or waive any claim or early repayment (in whole or in part) of any loan or credit facility and, more generally, to amend the terms and conditions relating to existing debt with credit institutions or other financial institutions;
(e)
hire new employees unless (x) to replace employees who have left; or (y) in positions, roles and with gross annual remuneration in line with the Business Plan, it being understood, however, that any proposals for the recruitment of personnel in the first and second organisational tiers of Tekne (as set out in the organisation chart in Annex 7.2 (the “Organisation Chart”)) must in any event be agreed in advance with Nuburu Defense;
(f)
increase or amend the qualifications, job classifications, salaries, commissions, allowances or remuneration payable for any reason whatsoever to the Company’s employees, unless to the extent that this is required by law or by the applicable collective or individual agreement (without prejudice to the provisions of Paragraph 7.6 below);
(g)
settle or waive disputes or rights, or acknowledge the existence or validity of third parties’

rights against the Company, and enter into settlement agreements of any kind with third parties;
(h)
significantly amend the terms and conditions applied in dealings with customers and suppliers.
7.3
The Existing Shareholders shall ensure that Nuburu Defense is promptly informed regarding the management and/or adoption of any decision by the Company during the Interim Period and that the comments made by Nuburu Defense regarding the performance of administrative acts are taken into account by the Company.
7.4
Requests for consent pursuant to Paragraph 7.2 above shall be sent to Nuburu Defense in accordance with Paragraph 15.10 below, it being expressly understood and agreed that:
(i)
Nuburu Defense’s consent pursuant to the preceding Paragraph 7.4 – also in light of the specific requirements of the Company’s business – may not be unreasonably withheld or delayed for more than 10 (ten) Business Days from receipt of the relevant written request from the Company;
(ii)
requests for consent that are not responded to by Nuburu Defense within the 10th (tenth) Business Day following their receipt shall be deemed, for all intents and purposes, to have been authorised and the initiatives covered by the request permitted.
7.5
It is understood in any case that – subject to the GP Authorisation – Tekne shall be authorised and free to carry out the activities necessary to comply with the Law and/or measures issued by the Competent Authorities and/or to adopt any urgent measures necessary for the protection and safety of persons and/or the environment in accordance with applicable law, provided that, before carrying out such activities and/or adopting such measures, the Company shall promptly provide written notice to Nuburu Defense.
7.6
The Parties acknowledge and agree that, during the Interim Period, Stefania di Domenico shall be assigned certain duties and/or powers to enable her to act as a coordinator and point of contact between the Company and the Investors, with access to all relevant information, documents and business processes necessary for the performance of such functions.
7.7
During the Interim Period, the Parties undertake to share with one another (subject to legal obligations), by way of example and without limitation, (a) any press release, public statement, interview or other form of communication intended for external dissemination, including interactions with the press, media, newspapers, digital platforms and social media, as well as any other form of public communication to third parties that may concern the Company, its business, its economic, equity or financial position, or the Transaction and/or any other provision of this Agreement; (b) any press release and, in general, communications and public relations activities with the Authorities, including in the context of activities preparatory to obtaining the GP Authorisation; and (c) any action, whether judicial or extrajudicial, and/or claim brought against the Company or by the Company against third parties, including, amongst others, any communications, formal notices, objections or requests from the Company’s contractual counterparties or from any other third party.
7.8
Without prejudice to mandatory legal obligations, the Existing Shareholders and Investors shall have the right to approve, request amendments to or withhold their consent regarding each of the communications and/or actions referred to in the preceding Paragraph 7.7, notifying their decision within 5 (five) Business Days of receipt of the relevant draft. If this deadline expires without the Existing Shareholders and Investors having expressed their refusal or requested amendments, the communication shall be deemed not to have been approved.
7.9
During the Interim Period, the Parties undertake to notify each other in advance in writing, in good time, of any meeting or discussion, even informal, with political or administrative bodies or institutions (at any level) and with trade unions or workers’ representatives, recognising the other Party’s right to participate directly, including through its own representatives.
9.
Pre-closing undertakings
9.1
Commitments regarding the obtaining of the GP Authorisation
9.1.1
For the purposes of obtaining the GP Authorisation:
(a)
Nuburu Defense:
(i)
shall prepare and file a notification drawn up in accordance with the Law in relation to the Investment with the GP Authority (the “Golden Power Notification”) for the purpose of obtaining the GP Authorisation, as soon as reasonably possible after the Signing Date;
(ii)
shall provide the Competent Authority under the Golden Power Regulations with any information and documents in its possession that may be requested by that authority;
(iii)
shall keep the Existing Shareholders and the Company informed of the proceedings relating to the Golden Power Notification and shall provide the Existing Shareholders and the Company with relevant information regarding such proceedings, as well as notice of any communication received from or exchanged with the Competent Authority pursuant to the Golden Power Regulations;
(iv)
shall notify the Existing Shareholders and the Company, as soon as it becomes aware thereof, of the fulfilment of the Condition Precedent referred to in the following Paragraph 9.1.1; and
(v)
in the event of definitive agreements with the third-party investor following the Expression of Interest in relation to which there is a notification obligation under the Golden Power Regulations, it shall promptly acknowledge such agreements as part of the procedure relating to the Golden Power Notification (taking the necessary steps to amend the notification accordingly);
(b)
The Existing Shareholders shall, where requested, cooperate promptly and without delay with:
(i)
Nuburu Defense and its advisers for the purposes of sending the Golden Power Notification in accordance with the law; and
(ii)
the State,

providing information and documents relating to the Company as requested by Nuburu Defense and/or the State for the purposes of preparing the Golden Power Notification or the State Intervention, and any further information or documents that the Competent Authority under the Golden Power Regulations may request in the context of the relevant proceedings, including in relation to any requests for undertakings that the Competent Authority may make;

(c)
each Party shall refrain from any act or omission that could, directly or indirectly, have the effect of delaying, compromising or preventing the obtaining of the GP Authorisation.
9.2
Preparation of the Business Plan
9.2.1
The Parties acknowledge and agree that the Company’s new business plan for the period 2026–2030 (the “Business Plan”) is currently being prepared and must be finalised and approved in accordance with the guidelines attached as Annex 8.2 (the “Guidelines”), as well as approved in good time for the submission of the Golden Power Notification.
9.2.2
The Existing Shareholders undertake (i) to provide all necessary cooperation for the definition and approval of the Business Plan in accordance with the provisions of Paragraph 8.2.1 above, (ii) to share and, pursuant to Article 1381 of the Civil Code, to ensure that the Company promptly shares with the Investors all information and documents necessary and/or appropriate for the definition of the Business Plan, as well as (iii) to incorporate in full into the Business Plan any comments agreed between the Parties. It is understood that the Parties shall not in any way, directly or indirectly, including through the Company, hinder, delay or prevent the preparation, finalisation or approval of the Business Plan in accordance with the foregoing.
9.3
Approval of the Financial Statements as at 31 December 2025 and US GAAP financial reporting
9.3.1
The Existing Shareholders undertake, also pursuant to Article 1381 of the Civil Code, to ensure that a meeting of Tekne’s shareholders is held as soon as possible within the time limits set by law and the Articles of Association, and that such meeting validly resolves, with the quorums required by applicable legislation and Tekne’s current Articles of Association, and in any event with the favourable vote of the Existing Shareholders, on the financial statements as at 31 December 2025, and that these are filed without delay with the relevant Companies Register.
9.3.2
The Existing Shareholders undertake, also pursuant to Article 1381 of the Civil Code, to ensure that (in addition to the provisions of the Share Transfer and Shareholder Loan Agreement), promptly after the Signing Date, Tekne shall provide Nuburu with the Company’s economic, balance sheet and financial data relating to the financial years 2024 and 2025, and to the first quarter and first half of the financial years 2024 and 2025, as well as, as soon as available and in any event by the Execution Date, to the first quarter and first half of 2026, and shall allow Nuburu (through its own advisers, the costs of whom shall be borne by the latter) to conduct an audit of such data and to carry out all activities that Nuburu is required to perform under the law applicable to it.
9.4
Commitments of the Existing Shareholders prior to the Capital Increase
9.4.1
For the purposes of the Capital Increase, the Existing Shareholders undertake, also pursuant to Article 1381 of the Civil Code, to ensure that, as soon as possible after the fulfilment of the Condition Precedent, and in good time prior to the Execution Date, an extraordinary general meeting of Tekne’s shareholders is held and that such meeting validly resolves, with the quorums required by applicable legislation and Tekne’s current Articles of Association, and in any event with the favourable vote of the Existing Shareholders:
(a)
the Capital Increase on the terms and conditions set out in the preceding Article 5;
(b)
the adoption of new Articles of Association, effective as of the Execution Date (the “New Articles of Association”), which must provide for a share circulation regime that reflects the

Company’s new ownership structure following the Execution Date, in line with best market practice for similar transactions, as well as, where applicable, any recommendations and/or requirements and/or requests for undertakings that may be made by the Competent Authority in the context of obtaining the GP Authorisation.
9.4.2
In the context of the Capital Increase, the Existing Shareholders undertake, also pursuant to Article 1381 of the Civil Code, to ensure that all activities, formalities, acts and/or obligations are carried out and/or all resolutions are adopted, whether preliminary or consequential, necessary and/or appropriate, in relation to the Capital Increase.
9.4.3
In relation to and for the purposes of the Capital Increase, the Existing Shareholders hereby irrevocably and unconditionally give their consent to the Capital Increase and undertake, to the extent applicable, to:
(i)
waive, irrevocably and unconditionally, to the exercise of the option right (where applicable) in relation to the subscription of the New Shares, which will be offered in full for subscription to Nuburu Defense , pursuant to Article 2441 of the Civil Code, with the waiver that such shares may be subscribed by third parties, other than Nuburu Defense, without the written and unanimous consent of Nuburu Defense and the Existing Shareholders;
(ii)
to waive, to the extent possible under applicable law, all documentation and related requirements provided for by Law in relation to the Capital Increase (including, but not limited to, the explanatory report of the administrative body and the fairness opinion of the board of statutory auditors pursuant to Article 2441, paragraph 6, of the Civil Code); and
(iii)
to take all necessary and/or appropriate steps, in accordance with the law and the Company’s Articles of Association, for the purpose of issuing the New Shares and their subscription by Nuburu Defense (including the signing of any further document or deed that Nuburu Defense may require in order to further formalise its consent, in accordance with the relevant provisions of Tekne’s Articles of Association, to the Capital Increase) as well as to ensure that the resolution of the extraordinary general meeting referred to in Paragraph 8.4.1 above is duly registered with the competent Companies Register by the Execution Date.
9.5
Commitments regarding the governance of the Company following the fulfilment of the Condition Precedent
9.5.1
The Existing Shareholders, as soon as possible after the fulfilment of the Condition Precedent and prior to the Execution Date, in addition to any other action that must be taken or document that must be signed in execution of this Agreement:
(i)
ensure that the members of the Board of Directors resign from their positions as directors of the Company with effect from the Execution Date, declaring that they have no claims arising from the office held (subject to any accrued remuneration due up to the Execution Date);
(ii)
shall take all steps reasonably necessary, within the limits established by law, to ensure that the standing and alternate members of the Company’s Board of Statutory Auditors resign with effect from the Execution Date and submit a declaration that they have no claims arising from the office held (subject to any accrued remuneration due up to the Execution Date);
(iii)
promptly following the fulfilment of the Condition Precedent, an ordinary general meeting of the

Company shall be held to resolve, in accordance with this Agreement, to appoint, upon the recommendation of the Investors and with effect from the Execution Date, and taking into account the recommendations made in the context of the proceedings to obtain the GP Authorisation:
(a)
a new board of directors, with a three-year term of office and therefore until the approval of the financial statements for the financial year ending 31 December 2028, determining the relevant remuneration;
(b)
a new board of statutory auditors, with a three-year term of office and therefore until the approval of the financial statements for the financial year ending 31 December 2028, determining their respective remuneration.
9.5.2
The Parties, each within their respective spheres of competence, undertake to jointly define, in good faith and prior to the Execution Date, the new governance structure of the Company in a manner fully consistent with any recommendations and/or requirements and/or requests for commitments that may be made by the Competent Authority in the context of obtaining the GP Authorisation, whilst also taking into account the new ownership structure of the Company following the Execution Date, the objectives of the Transaction and the interests of the Investors; the foregoing, without prejudice to the effects, including with regard to Tekne’s governance, of any Recapitalisation carried out not in proportion to the Tekne Shareholdings.
9.5.3
In order to ensure the continuity of the Company’s operations, ADA undertakes to cooperate with Nuburu Defense for a period of 6 (six) months following the Execution Date by making its expertise available and facilitating the handover to any new senior management in the relational, documentary and financial management of the Company, upon payment of a fee to be agreed in good faith between the Parties.
9.6
Commitments relating to the Company’s capitalisation prior to the Execution Date
9.6.1
The Parties acknowledge and agree that, should the Company’s equity, as shown in the financial statements for the financial year ending 31 December 2025—duly approved and audited by Tekne’s statutory auditor—or in an updated balance sheet drawn up in accordance with the law for the purposes of the Capital Increase, prove to be negative prior to the Execution Date, the Existing Shareholders undertake to carry out, and to ensure that the Company carries out without delay, all corporate obligations and the necessary formalities and acts (including the adoption of statutory resolutions) in order to restore, each in proportion to their respective shareholding, the net equity and to replenish the share capital to a value at least equal to the statutory minimum (the “Recapitalisation”). Each Tekne shareholder shall be required to participate in such Recapitalisation (and therefore to cover the losses and subscribe to the capital increase) in proportion to their Tekne Shareholding. It is understood that, should one or more shareholders fail to comply, in whole or in part, with the Recapitalisation within the terms set out above, the other shareholders shall be entitled to subscribe to and pay up the unsubscribed portion of the Recapitalisation, resulting in the dilution of the defaulting shareholder’s holding.
10.
Conditions
10.1
Condition Precedent
10.1.1
The Parties agree that the Parties’ ability to proceed with the Execution is subject to a condition precedent, pursuant to and for the purposes of Article 1353 of the Civil Code, that the GP Authorisation has been granted by the Long Stop Date (the “Condition Precedent”).
10.1.2
The Parties further agree that, in the event that the competent Authority under the Golden Power Regulations has issued, in accordance with the law, an authorisation for the execution of the Investment which also contains requirements and/or recommendations imposed on Tekne and/or the other parties involved in the Investment (for clarity, other than the commitments already undertaken by the notifying parties in the context of the proceedings to obtain the GP Authorisation), the Condition Precedent shall in any event be deemed to have been fulfilled unless a Party (other than Tekne) provides written evidence to the other Parties within 5 (five) Business Days of notification of the authorisation to proceed with the Investment:
(a)
the significantly detrimental effect of such requirements and/or recommendations (if accepted) solely on the Company’s prospective valuation compared with the Company Valuation (calculated using the same methodologies); or
(b)
that such requirements and/or recommendations entail an additional financial commitment for the Parties which, in good faith, may be considered excessive in relation to the provisions of this Agreement;

(each of which is a “Justified Reason”), it being understood that, for the purposes of this Article, the Existing Shareholders shall be considered jointly as a single and indivisible party, such that no Existing Shareholder may formulate or adopt, in relation to the Justified Reason, determinations, positions or decisions that are independent of or diverge from those of the other Existing Shareholders, the will of the Existing Shareholders being deemed to be expressed jointly and indivisibly.

10.1.3
It is understood that, unless the Parties expressly waive this right, should one of the Parties intend to invoke a Justified Reason, the following procedure shall apply:
(i)
the Party intending to invoke the Justified Reason must give written notice to the other Parties within 10 (ten) Business Days of the issue of the GP Authorisation and in any event by the Long Stop Date, attaching to such notice a description of the requirements and/or recommendations deemed prejudicial, together with appropriate supporting documentation and, where applicable, a reasoned estimate of the economic and financial impact quantified on the basis of objective and verifiable criteria (the “Notice of Justified Reason”);
(ii)
within the following 5 (five) Business Days of receipt of the Notice of Justified Reason, the other Parties may submit in writing their duly documented and justified comments and objections regarding the existence of the Justified Reason invoked (the “Notice of Disagreement”);
(iii)
in the event that a Notice of Disagreement is submitted, the Parties undertake to meet and negotiate in good faith within the following 10 (ten) Business Days of the Notice of Disagreement, in order to identify any mutually agreed solutions suitable for overcoming the issues raised, it being understood that, should an agreement be reached on corrective or compensatory measures capable of neutralising the prejudicial effect, the Justified Reason shall be deemed to have been overcome and the Condition Precedent shall be deemed to have been fulfilled;

(iv)
if no agreement is reached within the time limit referred to in paragraph 9.1.3(iii) above, the Condition Precedent shall not be deemed to have been fulfilled.
10.1.4
The Parties’ obligation to act in good faith while the Condition Precedent is pending remains unaffected, including for the purposes of Article 1358 of the Civil Code. In particular, each Party undertakes to promptly notify the other Parties, providing all necessary documentary support, of any relevant information of which it becomes aware in relation to the fulfilment or non-fulfilment of the Condition Precedent.
10.2
Non-fulfilment of the Condition Precedent
10.2.1
In the event that the Condition Precedent is not fulfilled (including where a Justified Reason is invoked by a Party and is not contested by the other Parties) in accordance with the preceding Paragraph 9.1 by the Long Stop Date, the Agreement shall be deemed automatically terminated and void (with the exception of the provisions set out in Paragraphs 9.2.2, 15.8 (“Confidentiality and Announcements”), 15.9 (“Costs and Expenses”), 15.10 (“Communications and Notifications”) and Article 16 (“Governing Law – Jurisdiction”) which shall remain in force), it being understood that neither Party may make any claim against the other for any reason or on any grounds under this Agreement, save in cases of wilful misconduct or gross negligence and as provided for in Paragraph 9.2.2.
10.2.2
The Parties acknowledge and agree that, should the Condition Precedent not be fulfilled by the Long Stop Date:
(a)
the Company shall be required to repay the Shareholder Loan within 30 (thirty) Business Days of receiving the request from Nuburu Defense, it being understood that, in the event of failure by the third-party investor referred to in the Expression of Interest to make the investment, the amount of the Shareholder Loan (including interest in accordance with the provisions of the Share Transfer and Shareholder Loan Agreement) shall be repaid in 60 (sixty) equal monthly instalments of principal and, in any event, in accordance with the Certified Restructuring Plan; and
(b)
the call and put options provided for in the Share Transfer and Shareholder Loan Agreement shall apply.
11.
Execution
11.1
Place and date of the Execution
11.1.1
The Execution shall take place within 30 (thirty) calendar days of the fulfilment of the Condition Precedent, on the date and at the address to be agreed in good faith between the Parties (the “Execution Date”) and in good time prior to the Execution Date.
11.2
Obligations of the Parties on the Execution Date in relation to the Capital Increase
11.2.1
On the Execution Date, in addition to any other action that must be taken or document that must be signed in execution of this Agreement, including acknowledgement of the fulfilment of the Condition Precedent:
(a)
the Existing Shareholders:
(i)
shall ensure that the increase in Nuburu Defense’s shareholding in the Company’s share capital is recorded in the Company’s register of members, as the owner of the New Shares subscribed for in the context of the Capital Increase and of the Shares for Sale following the completion of the Sale;
(ii)
shall carry out all further activities and sign any further documents required by law;
(iii)
shall ensure that the Company, upon completion of the subscription to the Capital Increase, issues a receipt confirming payment;
(b)
Nuburu Defense:
(i)
shall subscribe to and pay in full the Capital Increase by paying the Subscription Price in accordance with the terms and conditions set out in the preceding Article 5;
(ii)
it shall waive the right to bring liability claims against the resigning directors of the Company in relation to acts and events carried out by them in the exercise of their mandate and shall indemnify the directors of the former board of directors against any prejudicial consequences arising from third-party claims for damages in respect of acts carried out as members of the board of directors, except in cases of wilful misconduct or gross negligence.
11.2.2
Without prejudice to the foregoing, the Existing Shareholders and Nuburu Defense shall, each within their respective spheres of competence, carry out all further activities and shall sign and exchange any other document deemed necessary or appropriate for the proper performance of this Agreement and of all other matters provided for herein.
11.2.3
The Existing Shareholders hereby undertake to ensure that, no later than 5 (five) Business Days from the Execution Date, the directors of Tekne file for registration with the relevant Companies Register the declaration of the subscription and payment of the Capital Increase pursuant to and for the purposes of Article 2444 of the Civil Code.
11.3
Obligations of the Parties on the Execution Date in relation to the Sale
11.3.1
On the Execution Date, in addition to any other action that must be performed or document that must be signed in execution of this Agreement:
(a)
each Existing Shareholder, also undertaking on behalf of each other Existing Shareholder pursuant to Article 1381 of the Civil Code:
(i)
shall transfer the Shares for Sale to Nuburu Defense by executing a notarial deed of share transfer before a Notary;
(ii)
shall issue to Nuburu Defense, upon payment of the Purchase Price in accordance with sub-clause (b)(i) of this Paragraph 10.3.1, a receipt confirming payment of the Purchase Price;
(iii)
shall carry out all further actions and sign all further documents necessary, in accordance with the law, to transfer ownership of the Shares for Sale to Nuburu Defense and, in any event, to give full effect to the terms of this Agreement;
(b)
Nuburu Defense:
(i)
shall pay each Existing Shareholder the Purchase Price, to be paid pro rata to each

Existing Shareholder, in accordance with the procedures set out in Paragraph 6.4.2 above;
(ii)
shall carry out any further actions and sign any further documents that may be necessary, in accordance with the law, to validly acquire ownership of the Shares for Sale and, in any event, to give full effect to the terms of this Agreement.
11.3.2
Without prejudice to the foregoing, the Existing Shareholders and Nuburu Defense shall sign and exchange any other document that may be necessary or appropriate for the proper performance of this Agreement and of any other provisions contained therein.
11.4
Unity and effects
11.4.1
The Parties acknowledge and agree that all the activities and transactions constituting the Execution, notwithstanding their number and variety, shall be deemed a single and indivisible act, such that, at the discretion of the Party having an interest in the execution of a specific activity or transaction, no activity or operation shall be deemed to have been performed or otherwise effective unless and until all other activities and operations have been performed in accordance with this Agreement.
11.4.2
To the extent necessary, the Parties expressly acknowledge that the provisions of the preceding Paragraphs 10.2 and 10.3, as well as any further instrument or document that shall be, respectively, executed or signed and exchanged upon Execution, shall have no novative, extinguishing or amending effect on any of the provisions of this Agreement, which shall remain fully valid and effective even after Execution.

Section II – Further Agreements between the Parties

12.
Commitments in relation to the Certified Restructuring Plan
12.1
Certified Restructuring Plan
12.1.1
The Parties acknowledge that the Company is currently assessing the submission of the Certified Restructuring Plan. Should the Company and/or the Investors deem it appropriate, the Parties undertake to define in good faith the procedures and documentation relating to such Certified Restructuring Plan, it being understood that such Certified Restructuring Plan must be consistent with the objectives and principles of this Agreement and with the Company’s new development path, and must not in any way prejudice, directly or indirectly, the rights and prerogatives granted to the Investors under this Agreement. It is understood between the Parties that, by this Agreement, the Company and the Existing Shareholders undertake not to take and/or approve, directly or indirectly, any decision and/or initiative and/or resolution relating to the Certified Restructuring Plan without the prior consent of the Investors (including, by way of example, any decision regarding the appointment/confirmation/possible replacement of the certifying auditor, the bank’s legal representative, the financial adviser and any experts).
12.1.2
The Existing Shareholders and the Company undertake to keep the Investors promptly and regularly informed regarding (i) the necessary and/or appropriate activities in relation to the Certified Restructuring Plan, (ii) the discussions that have taken place and/or are ongoing, including through the appointed legal advisers and consultants, with the various creditor groups, (iii) the status, updated from time to time, regarding the preparation and completion of the documentation required for the finalisation of the Certified Restructuring Plan (and the agreements to be signed in support thereof), taking into account any requests made by creditors, as well as to share with the Investors and duly take on board any comments they may make regarding the Certified Restructuring Plan and the related documentation, including the Certified Restructuring Plan and the agreements supporting it. The Existing Shareholders and the Company undertake to appoint, or confirm (as the case may be), the class representative, the certifier and the financial/industrial adviser, subject to the prior consent of the Investors as provided for in Paragraph 11.1.1. In any event, the Company and the Existing Shareholders further undertake to allow the Investors, where requested by the latter, to liaise jointly with the various creditor groups in relation to the preparation and finalisation of the Certified Restructuring Plan, including all related documentation and the agreements supporting it, including through their own lawyers and trusted advisers, who shall cooperate in good faith with the lawyers and advisers already appointed by the Company in pursuit of the common objective of restructuring the Company’s debt exposure and identifying the technical and legal instrument most appropriate to the case in question.
12.1.3
It is understood that, without prejudice to the foregoing, the presentation and contents of the Certified Restructuring Plan shall be subject to specific assessments by the Company and its administrative bodies, in compliance with applicable legislation and in the interests of all the Company’s creditors.
12.1.4
Subject to the foregoing, prior to the Execution Date, the Existing Shareholders and the Company undertake to assess in good faith and, upon simple request by the Investors, in the event that it proves impossible or impractical for any reason to reach agreements with the creditors affected by the Certified Restructuring Plan, including, amongst others, financial creditors and suppliers, to proceed with Tekne’s adoption of a crisis and insolvency resolution mechanism pursuant to the Code on Corporate Crisis and Insolvency other than the Certified Restructuring Plan, which must be identified taking into account Tekne’s specific needs.
12.1.5
The Parties agree that the Certified Restructuring Plan must be drawn up and structured on the basis that the maximum financial commitment made available to the company’s creditors by the Investors shall not exceed the amount specified in the Guidelines, with the Existing Shareholders and the Company undertaking to cooperate with the Investors, and in any event to do everything in their power to finalise the restructuring of Tekne as soon as possible through the Certified Restructuring Plan.
12.2
Further commitments relating to the Certified Restructuring Plan
12.2.1
In accordance with the terms and conditions of the Certified Restructuring Plan, the Parties, each within their respective spheres of competence, undertake to ensure that:
(a)
the Company completes – subject to the Execution – the sale (or other technical arrangement to be determined in good faith between the Parties) of the industrial complex situated in the Municipality of Ortona (CH) known as “MaxiLog” (the “MaxiLog Industrial Complex”) referred to in the preliminary agreement signed before the notary Giuseppe Cardella on 25 July 2023, registered in Chieti on 3 August 2023 under no. 3562, series 1T, and transcribed on the same date under no. 14423 R.G. and no. 11377 R.P.;
(b)
the Disposal of Non-Core Assets is completed prior to the Execution Date in accordance with accounting and/or tax procedures to be agreed between the Parties, on terms and conditions that do not entail any burden, obligation or liability for the Company and that leave the book value of the Tekne Shareholdings unchanged.

13.
Non-Competition
13.1.1
Unless otherwise agreed in writing by the Investors, the Existing Shareholders (also undertaking on behalf of their respective Related Parties pursuant to Article 1381 of the Civil Code) undertake, for the period during which they continue to hold shares in the Company, not to carry out, either directly or indirectly (or through an intermediary), any activities in competition with the Company.
13.1.2
The Parties further acknowledge and agree that the non-competition obligations referred to in this Article 12 have already been taken into account within the overall context of the Investment and this Agreement and the entire structure of interests governed therein, so that no further, different or specific consideration is provided for or intended in respect thereof. The Parties consider the restrictions set out in this Article 12 to be reasonable and necessary in the context of the Investment and also for the protection of the Company’s interests. Should such restrictions prove to be null and void, but could be valid if partially deleted or reduced in scope, such restrictions shall apply with the deletions or amendments necessary to render them valid and enforceable.
14.
Provisions relating to any further agreements with third parties
14.1.1
The Parties acknowledge that the conclusion of this Agreement is intended to give effect to the contractual commitments undertaken by them pursuant to the letter referred to in Preamble H above, also in light of the Incremental Shareholder Loan made available by Nuburu on the same date, in order to provide stability to the Company and enable the latter to implement the Certified Restructuring Plan, consistent with the timing and cash flow requirements imposed by the Company’s emergence from the crisis and its restructuring.
14.1.2
The Parties undertake to consider in good faith any proposal that the third-party investor referred to in the Preamble I may put forward in relation to the Company, which is aimed at preserving and enhancing the investment made by Nuburu, the Business Plan and the Company’s workforce, whilst also taking into account any recommendations and/or requirements and/or requests for commitments that may be made by the Competent Authority in the context of obtaining the GP Authorisation.

Section III – Representations and warranties

15.
Representations and warranties
15.1
Scope of Representations and Warranties
15.1.1
Each Party makes the following representations and warranties to the other Party, which shall be true and correct as at the Signing Date and shall remain true and correct without interruption until the Execution Date and shall be deemed to be reiterated on those dates, it being understood, for the sake of clarity, that the representations and warranties referred to in Paragraphs 14.2.3, 14.3, 14.4, 14.5 and 14.6 are made exclusively by the Existing Shareholders.
15.2
Constitution and Powers
15.2.1
Each Party has full power and authority to enter into, sign and perform this Agreement, within the scope of its respective competence (in any event, without prejudice to the Condition Precedent), without giving rise to any breach of provisions contained in its articles of association, nor to any breach of statutory provisions or the terms of any contract and/or obligation incumbent upon it.
15.2.2
All acts and formalities of any nature required of each Party to enable each of them to validly sign and execute this Agreement and to properly fulfil the obligations set out herein have been duly performed and, consequently, this Agreement gives rise to valid and binding obligations for each Party (including with regard to the commitments undertaken pursuant to Article 1381 of the Civil Code) and may be enforced against each Party in accordance with the terms set out herein.
15.2.3
The signing and execution of this Agreement and of any other agreement, deed or document related thereto by the Existing Shareholders, as well as the fulfilment of the obligations imposed upon them pursuant thereto, do not conflict with, nor do they constitute a breach of, any contract and/or obligation incumbent upon the Company.
15.3
Ownership of Shares

Each Existing Shareholder has full, legitimate, exclusive and undisturbed ownership and disposal of their Shares, which are fully paid up and free from any Encumbrance. Upon completion of the Sale, Nuburu Defense shall become the full, legitimate and exclusive owner of the right of full ownership of the Shares for Sale and of all rights pertaining thereto.

15.4
Proper Incorporation

The Company is a joint-stock company under Italian law, legally and validly incorporated and existing in accordance with the laws in force at the time. The Company is in full possession of its rights, in accordance with the laws applicable to it.

15.5
Share capital

The Company’s share capital has been duly authorised, subscribed and fully paid up, as recorded in the Company’s books. There are no further obligations on the Existing Shareholders to make further payments into the Company’s capital. The Company has not issued any debt instruments or securities of any kind. The Company’s share capital, the names of the shareholders and the size of their respective holdings are recorded in the Company’s books in accordance with applicable legislation.

15.6
Completeness and Transparency of Information

All data, information and documents provided, made available or otherwise brought to the attention of the Investors and their advisers by the Existing Shareholders, the Company and/or any party acting on their behalf, relating to the Company, the companies of the Tekne Group, their respective activities, financial position, economic and financial situation (including the data and information set out in the Reference Statement), as well as their respective bodies, employees, contracts, assets, liabilities, disputes and prospects, are true, correct, accurate, complete and clear, and no data or information of any kind has been omitted or provided that might influence the Investors’ decision to sign and execute this Agreement on the terms and conditions set out therein.

Section IV – General Provisions

16.
Miscellaneous
16.1
Common Representative

By signing this Agreement, the Existing Shareholders appoint ADA (the “Common Representative”) – which accepts – also in the interests of the Investors and, therefore, pursuant to Article 1723, paragraph 2, of the Civil Code, to exercise the rights and powers of the Existing Shareholders provided for in this Agreement. It is hereby understood that the Investors shall consider valid only those communications that are duly signed by the Common Representative. All communications from the Investors to the Existing Shareholders shall be valid and effective if addressed to the Common Representative.

16.2
Amendments
16.2.1
Any amendment and/or addition to this Agreement shall not be valid and binding unless set out in a written document signed by the Party against whom it is invoked.
16.3
Succession and Assignment
16.3.1
This Agreement is binding on the Parties and their respective successors, assignees and assigns in any capacity, who shall be bound by all the provisions contained herein.
16.3.2
Neither Party may assign this Agreement or its respective interests, rights and obligations arising from the Agreement to third parties without the prior written consent of the other Party.
16.4
Partial invalidity
16.4.1
Should any provision of this Agreement be found to be null and void, voidable or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, provided that, in such a case, the Parties undertake to negotiate in good faith new clauses to replace those that are void, annulled or ineffective, suitable for realising as far as possible the original negotiating intentions and the purposes of the Parties.
16.5
Tolerance
16.5.1
Any tolerance by one of the Parties of conduct by the other Party that constitutes a breach of the provisions of this Agreement shall not constitute a waiver of the rights arising from the breached provisions, nor of the right to demand strict compliance with all the terms and conditions set out in this Agreement.
16.6
Previous agreements
16.6.1
With the exception of the Share Transfer and Shareholder Loan Agreement and the Network Agreement (and the related implementing documents and/or documents connected to the aforementioned agreements), as well as the provisions expressly set out in this Agreement, which shall remain valid and effective, this Agreement supersedes and replaces any previous agreement, negotiation and/or understanding, whether written or oral, between the Parties concerning the subject matter hereof.
16.7
Further undertakings
16.7.1
The Parties undertake to sign and exchange all such instruments and documents and to perform all acts and take all necessary steps to ensure the achievement of the objectives of this Agreement.
16.8
Confidentiality and Announcements
16.8.1
The Parties undertake to keep strictly confidential and not to disclose, and to ensure that their employees, consultants, collaborators and agents keep strictly confidential and do not disclose, the terms and conditions of this Agreement, subject to any disclosures or other obligations required by law or requested, imposed or ordered by any Competent Authority having jurisdiction over the Parties (also in view of Nuburu’s listed status) in relation to the performance of this Agreement and the activities provided for therein, it being understood that each Party undertakes to inform the other Party of any such requests received from a Competent Authority.
16.8.2
Any external communication relating to the signing of this Agreement and its terms and conditions shall be determined and carried out by each Party, subject to prior notification and agreement with the other Party.
16.9
Costs and expenses
16.9.1
Each Party shall bear the fees and reimbursements due to its own advisers, auditors and professionals in connection with the negotiation of this Agreement and the documents provided for herein, as well as in relation to the fulfilment of the obligations set out in this Agreement, it being understood that the costs inherent in or otherwise connected with the Capital Increase and the Certified Restructuring Plan shall be borne by Tekne.
16.9.2
Notary fees for the transfer of the Shares for Sale and other taxes and duties relating to such transfer shall be borne exclusively by Nuburu Defense, with the exception of any income tax due as a result of the transfer of the Shares for Sale, which shall be borne exclusively by the Existing Shareholders, in proportion to their respective shareholdings.
16.10
Communications and Notices
16.10.1
Any communication required or permitted by the provisions contained in this Agreement shall be made in writing and shall be deemed to have been validly made, transmitted and received (i) if sent by registered post with acknowledgement of receipt, even if sent in advance by email, upon receipt of the acknowledgement of receipt sent by the recipient; and (ii) if sent by email, on the date shown on the device’s transmission receipt, provided that such communications are addressed as follows:
(a)
if to the Existing Shareholders:

Common Representative

Ambrogio D’Arrezzo

[***]

Email: [***]

PEC: [***]

(b)
if to the Company:

Tekne S.p.A.

Via Contrada San Matteo, no. 42

66030, Poggiofiorito (CH), Italy

For the attention of the legal representative

Email: amministrazione@tekne.it

PEC:teknespa@pec.it

(c)
if to Nuburu:

Nuburu Inc.

44 Cook Street, Suite 100

Denver, CO 80206 - USA

For the attention of Alessandro Zamboni

Email:alessandro.zamboni@nuburu.net

(d)
if to Nuburu Defense:

Nuburu Defense LLC

44 Cook Street, Suite 100

Denver, CO 80206 - USA

For the attention of Alessandro Zamboni

email:alessandro.zamboni@nuburu.net

or at any other address and/or email address that either Party may notify the other of after the Signing Date, it being understood that at the addresses set out above, or at any other addresses that may be notified in the future, the Parties also elect domicile for all purposes relating to this Agreement, including for the service of any legal notices, it being understood that the date of receipt shall be deemed to be the date indicated on the return receipt of the registered letter.

17.
Governing law – Jurisdiction
17.1
Governing law

This Agreement is governed by Italian law and must therefore be interpreted and enforced in accordance with it.

17.2
Jurisdiction

Any disputes that may arise between the Parties in relation to this Agreement, its amendments and implementing acts, including those concerning its validity, effectiveness, interpretation, performance and termination, shall be subject to the exclusive jurisdiction of the Court of Milan.